Exhibit 21

SUBSIDIARIES OF BAYHILL CAPITAL CORPORATION

Jurisdiction of
Name	Incorporation
Commission River Corporation	Delaware
Intandem Communication Corp.	Delaware
Lowest Cost Mall, Inc.	Colorado